Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

HD SUPPLY, INC.

FIRST:  The name of the corporation is HD Supply, Inc. (the “Corporation”).

SECOND:  The Corporation’s registered office in the State of Delaware is at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock with a par value of $0.01 per share.

FIFTH:  The name and mailing address of the incorporator is as follows:

Ricardo Nunez

c/o HD Supply, Inc.

3100 Cumberland Blvd.

Suite 1480

Atlanta, Georgia 30339

SIXTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)      The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(b)      Unless otherwise provided in the By-Laws, the election of directors need not be by written ballot.

(c)      All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(d)      In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized to make, adopt, amend, alter or repeal the By-Laws of the Corporation, without the assent or vote of the stockholders.

(e)      To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL. No repeal or modification of this Article SIXTH, Section (e) by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article SIXTH, Section (e) at the time of such repeal or modification.

(f)      To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses to the directors of the Corporation, provided that, except as otherwise provided in the By-Laws, the Corporation shall not be obligated hereunder to indemnify or advance expenses to a director of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized in the first instance by the Board of Directors. The rights provided by this Article SIXTH, Section (f) shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the By-Laws, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.

SEVENTH:  To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and any of Bain Capital Integral Investors 2006, LLC, Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. and their respective affiliates (each, a “Sponsor”) and The Home Depot, Inc. and its affiliates (“THD” and each of the Sponsors and THD, an “Investor”) with respect to such Investor, the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) and, that are from time to time presented to any of the Investors or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries or affiliates for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH. Neither the alteration, amendment or repeal of this Article SEVENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

EIGHTH:  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are the subject to this reservation.

NINTH:  This Certificate of Incorporation shall be effective at 5:00 p.m. Eastern Daylight Time on August 31, 2007.

[Remainder of the page Intentionally left blank]

IN WITNESS WHEREOF, the undersigned incorporator of the Corporation has executed this Certificate of Incorporation on the 31st day of August, 2007.

/s/ Ricardo Nunez
Ricardo Nunez